Exhibit 10.3

                      LOAN AND STOCK SUBSCRIPTION AGREEMENT

      This Loan Agreement (the "Agreement") is made as of the 7th day of October, 2003 among ULTRALIFE BATTERIES, INC., a Delaware corporation, having its principle office at 2000 Technology Parkway, Newark, NY 14513, U.S.A. ("UBI") and ULTRALIFE TAIWAN, INC., a company organized and existing under the laws of the Republic of China ("R.O.C."), having its principle office at No. 2-3 Industry E. Rd. II, Science-Based Industrial Park, Hsinchu, Taiwan, R.O.C. (the "Company").

      The Company currently has an authorized capital of NT$2,500,000,000 divided into 250,000,000 shares of common stock at a par value of NT$10 each, of which 194,062,000 shares are fully issued and outstanding. The Company intends to first reduce its paid-in capital and then increase its paid-in capital by issuing certain new shares of common stock. UBI desires to invest in the Company by initially making a loan to the Company and then, upon repayment of that loan under certain conditions, subscribing for certain shares of common stock to be issued by the Company under such capital increase, all upon the terms and conditions set forth in this Agreement.

      In consideration of the covenants and conditions set forth in this Agreement, the parties agree as follows:

            1. Amount of Loan. UBI agrees to lend to the Company and the Company agrees to borrow from UBI, a loan in the amount of US$2,350,000) (the "Loan"). UBI agrees to remit the Loan into the bank account designated by the Company on October 7th, 2003. The Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A.

            2. Reduction of Paid-in Capital. The Company shall take all necessary corporate actions to reduce its paid-in capital from NT$1,940,620,000 to NT$776,248,000 by reducing NT$1,164,372,000 representing 116,437,200 shares in proportion to the number of shares held by each of the shareholders of the Company, namely, six hundred (600) shares shall be reduced for every one thousand (1,000) old shares ("Contemplated Capital Reduction").

            3. Increase of Paid-in Capital. Immediately following the comsummation of the Contemplated Capital Reduction, the Company shall take all necessary corporate actions to increase its paid-in capital by at least NT$300,000,000. ("Contemplated Capital Increase").

            4. Repayment of the Loan. The Company shall repay the Loan plus an interest accrued at the interest rate of three percent (3%) per annum (i) at least three (3) days prior to the record date of the Contemplated Capital Increase; or (ii) immediately upon the request of UBI in the event that the Contemplated Capital Increase or the Contemplated Capital Reduction has not been consummated prior to March 1st, 2004. The repayment to be made by the Company pursuant to this Agreement shall be made in US Dollars to a bank account designated by UBI.

            5. Subscription to Shares. Subject to the repayment of the Loan in accordance with Section 4(i) (rather than in accordance with Sections 4(ii) or 8 in which case UBI shall have no obligation to subscribe) and the terms and conditions set forth herein, UBI agrees to subscribe to as many shares (the "Shares") of common stock of the Company to be newly issued under the Contemplated Capital Increase as the loan plus the accrued interest would buy at the US dollar-New Taiwan dollar exchange rate at the day of the subscription. The Company shall take any and all corporate actions to issue the Shares for subscription by UBI, including, if necessary, obtaining waivers of any preemptive rights with respect to the Shares.

            6. Closing. The closing of the share subscription (the "Closing") shall be held at the time and place and in the manner to which the Company and UBI may agree. At the Closing, UBI shall effect payment of the Subscription Price through wire transfer to the bank account designated by the Company and shall provide documentary evidence showing such payment. Upon receipt of such documentary evidence, the Company shall deliver to UBI a certificate acknowlegding receipt of payment of the Subscription Price and a certificate confirming delivery of the share certificates representing the Shares within seven (7) days after the Company amendment registration reflecting the Contemplated Capital Increase has been approved by the Science-based Industrial Park Administration ("SIPA").

            7. Representations of the Company. The Company represents, warrants and agrees as follows:

                  (a) The Company is a corporation duly organized and validly existing under the laws of the R.O.C. and has obtained all the government approvals, certificates and permits necessary for the rights, benefits and incentives that it is entitled to under the laws and regulations of the R.O.C.

                  (b) The Company has the authority to execute and deliver this Agreement and to otherwise carry out and perform its obligations hereunder. The execution and delivery of this Agreement and the other agreements contemplated by this Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company. This Agreement and the other agreements contemplated by this Agreement have been duly executed by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  (c) The total paid-in capital of the Company consists solely of 194,062,000 shares of common stock at par value of NT$10 per share, all of which have been issued and outstanding as of the date of this Agreement. Except for the obligations set forth herein, there is no outstanding security or other instrument convertible into or exchange for share capital of the Company nor is there any subscription, option, warrant, right, agreement, call or commitment relating to the issuance, sale, delivery or transfer by the Company or any of its shareholders of any share capital of the Company of any class.

                  (d) The Company is in compliance with its organizational and corporate documents and with all laws, ordinances, regulations and orders applicable to its business. The Company is not aware of any non-compliance of such laws, ordinances, regulations and orders of a material nature that have not been corrected.

                  (e) The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as presently conducted, to the Company's knowledge with respect to any such rights in recipes, without any conflict with, or infringement of, the rights of others.

                  (f) There are neither any claims, actions, suits, proceedings or investigations pending against the Company before any court or government agency, nor is there any reasonable basis therefor or threat thereof.

                  (g) The per share subscription price payable by UBI to the Company pursuant to Section 3 shall not be higher than those payable by other investors who also participate in subscription to the shares issued under the Contemplated Capital Increase.

                  (h) As of the record date of the Contemplated Capital Reduction, the net value of the shares of the Company shall be no less than NT$2
(two) per share.

                  (i) The Company shall obtain for the benefit of UBI loan subordinations from any Company officer or director (a "Company affiliate") who is a creditor of the Company to the effect that any obligation owed UBI by the Company shall be paid in full prior to making any payment on any obligation owed to a Company affiliate.

                  (j) The Company has delivered to UBI its audited financial statements for the year Ended December 31, 2002 and interim financial statements for the eight months ended August 31, 2003 (the "Financial Statements"). Such Financial Statements and any notes thereto fairly present the financial condition and the results of operations of the Company as of the respective dates of and for the periods referred to in such Financial Statements in accordance with generally accepted accounting principles and reflect the consistent application of such accounting principles throughout the period involved.

                  (k) The Company owns all the real, personal and tangible property and assets that it purports to own or located in facilities leased by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Financial Statements. All material properties and assets reflected in the Financial Statements are free and clear of all encumbrances except as noted in the Financial Statements.

                  (l) The Company has no liabilities or obligations of any nature except for liabilities or obligations reflected or reserved against in the most recent Financial Statements and current liabilities incurred in the ordinary course of business since the date thereof.

                  (m) The Company has filed or caused to be filed (on a timely basis) all applicable tax returns that are or were required to be filed and has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by the Company.

                  (n) No representation or warranty of the Company in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            8. Acceleration of Maturity Date. Under any of the following circumstances, the Loan and the interest accrued thereon shall be deemed matured in full amount, effective immediately without requiring a further notice, and the Company shall repay the Loan upon its maturity without any delay:

                  (a) The Company fails to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any indebtedness of or assumed by it, or of the rentals due under any lease or sublease, or of any other obligation for the payment of money, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any evidence of, or any indenture, lease, sublease, agreement or other instrument governing such obligations, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness or other obligation or the termination of such lease or sublease;

                  (b) The Company: (i) becomes insolvent; or (ii) is unable, or admits in writing its inability to pay its debts as they mature; or (iii) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) becomes the subject of a creditor's petition for liquidation, reorganization or to effect a plan or other arrangement with creditors; or (v) applies to a court for the appointment of a custodian or receiver for any of its assets; or (vi) has a custodian or receiver appointed for any of its assets (with or without its consent); or (vii) otherwise becomes the subject of any insolvency proceedings or propose or enter into any formal or informal composition or arrangement with its creditors; or

                  (c) The Company has materially breached any of its representations or obligations under this Agreement.

            9. Termination after Closing. After the Closing, this Agreement may be terminated by UBI by written notice to the Company with immediate effect, if:

                  (a) The Contemplated Capital Reduction or the Contemplated Capital Increase has not been consummated before March 1st, 2004, regardless of the reasons therefor; or

                  (b) The Company has materially breached any of its representations or obligations under this Agreement.

            10. Effect of Termination. If this Agreement is terminated pursuant to Section 9, the Company shall be liable for returning the Subscription Price back to UBI as well as any and all costs and expenses of UBI incurred in performing this Agreement within three (3) days after such termination. Termination hereunder shall be without prejudice to the respective right and liabilities of the parties accrued prior to termination, or to any provision expressed to remain in full force and effect notwithstanding termination.

            11. Compensation for Issuance of Additional Shares. If the Company shall issue any shares ("Additional Shares"), within three (3) months after the record date of the Contemplated Capital Increase, for a consideration (the "New Consideration") per share less than the per share subscription price paid by UBI to the Company pursuant to Section 5 (the "Subscription Price"), the Company shall pay UBI an amount equal to the difference between the Subscription Price and the New Consideration multiplied by the number of Shares for which UBI subscribed:

            12. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will be deemed one instrument.

            13. Expenses and Taxes. Except otherwise provided herein, each party shall be responsible for its owned costs, expenses incurred in performing this Agreement and any tax levied by the authorities in accordance with applicable laws.

            14. Notice. All notices and other communications hereunder shall be given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier for which a receipt confirming delivery is provided, to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 15):

                          If to the Company, to:
                          ULTRALIFE TAIWAN, INC.
                          No. 2-3 Industry E. Rd. II, Science-Based Industrial Park, Hsinchu, Taiwan, R.O.C.
                          Attention: J.F. Hsu, Chairman

                          If to UBI, to:
                          ULTRALIFE BATTERIES, INC.
                          2000 Technology Parkway, Newark, NY 14513, U.S.A.
                          Attention: Peter F. Comerford, Vice President of Administration and General Counsel

            15. Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other instrument or document delivered in connection herewith shall survive the execution and delivery hereof.

            16. Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous understandings or agreements concerning the subject matter hereof.

            17. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

            18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the R.O.C, without giving effect to the principles of conflicts of laws. Any disputes arising out of or relating to this Agreement shall be submitted for arbitration in Taipei in accordance with the R.O.C. Arbitration Act.

            19. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of the Agreement for any other purpose.

            20. Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other parties to be performed or complied with. The waiver by a party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Any amended or waiver effected in accordance with this
Section 21 shall be binding upon each party and its permitted assigns.

               [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ULTRALIFE BATTERIES, INC.

By: /s/ Robert W. Fishback
    -------------------------------
Name:  Robert W. Fishback
Title: VP - Finance & CFO

ULTRALIFE TAIWAN, INC.

By: /s/ J. F. Hsu
    -------------------------------
Name:  J.F. Hsu
Title: Chairman / President

                                                                       Exhibit A

                                 PROMISSORY NOTE

US $2,350, 000                                                 Newark , New York
                                                                 October 7, 2003

      FOR VALUE RECEIVED, Ultralife Taiwan, Inc. (the "Company") a company organized and existing under the laws of the Republic of China ("R.O.C.") with its principal office at No. 2-3 Industry E. Rd. II, Science Based Industrial Park, Hsinchu, Taiwan, R.O.C. hereby promises to pay to the order of Ultralife Batteries, Inc. ("UBI") a Delaware corporation at its principal office of 2000 Technology Parkway, Newark, NY 14513, or, at the holder's option, at such other place as may be designated from time to time by the holder, the principal sum of US Two Million Three Hundred Fifty Thousand Dollars (US$ 2,350,000) in lawful money of the United States of America, plus interest at a per annum rate equal to three percent (3%). In no event shall the rate of interest on this Note exceed the maximum rate authorized by applicable law. Interest will be calculated for each day at 1/360th of the applicable per annum rate, which will result in a higher effective annual rate.

      This Promissory Note is the promissory note referenced in that certain Loan and Stock Subscription Agreement by and between the Company and UBI dated October 7, 2003 (the " Loan Agreement").

      The Company shall repay this Promissory Note in an amount equal to the then unpaid principal balance hereof, together with any unpaid interest (i) at least three (3) days prior to the record date of the Contemplated Capital Increase (as such term is defined herein); or (ii) immediately upon the request of UBI in the event that the Contemplated Capital Increase or the Contemplated Capital Reduction (as such term is defined herein) has not been consummated prior to March 1st, 2004.

      "Contemplated Capital Reduction" shall mean the Company reducing its paid-in capital from NT$1,940,620,000 to NT$776,248,000 by reducing NT$1,164,372,000 representing 116,437,200 shares in proportion to the number of shares held by each of the shareholders of the Company, namely, six hundred
(600) shares shall be reduced for every one thousand (1,000) old shares.

      "Contemplated Capital Increase" shall mean immediately following the consummation of the Contemplated Capital Reduction, the Company shall take all necessary corporate actions to increase its paid-in capital by at least NT$300,000,000.

      The Company may make a partial or complete pre-payment of this Promissory Note at any time without penalty. If any installment of this Note is not paid when due, whether because such installment becomes due on a Saturday, Sunday or a federally recognized holiday, or for any other reason, the Company will pay interest thereon at the applicable rate until the date of actual receipt of such installment by the holder of this Note.

      Any holder of this Promissory Note may declare all indebtedness evidenced by this Note to be immediately due and payable upon the happening of any of the following:

            (a) The Company fails to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any indebtedness of or assumed by it, or of the rentals due under any lease or sublease, or of any other obligation for the payment of money, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any evidence of, or any indenture, lease, sublease, agreement or other instrument governing such obligations, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness or other obligation or the termination of such lease or sublease;

            (b) The Company: (i) becomes insolvent; or (ii) is unable, or admits in writing its inability to pay its debts as they mature; or (iii) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) becomes the subject of a creditor's petition for liquidation, reorganization or to effect a plan or other arrangement with creditors; or (v) applies to a court for the appointment of a custodian or receiver for any of its assets; or (vi) has a custodian or receiver appointed for any of its assets (with or without its consent); or (vii) otherwise becomes the subject of any insolvency proceedings or propose or enter into any formal or informal composition or arrangement with its creditors; or

            (c) The Company has materially breached any of its representations or obligations under the Loan Agreement.

      No failure by UBI to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by such holder of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of UBI as herein specified are cumulative and not exclusive of any other rights or remedies that such holder may otherwise have.

      No recission, waiver, forbearance, release or amendment of any provision of this Promissory Note shall be made, except by a written agreement duly executed by the Company and UBI. This Promissory Note may not be assigned by the Company. The provisions of this Promissory Note shall inure to the benefit of UBI and its successors and assigns. If any provision of this Promissory Note shall, to any extent, be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Promissory Note shall not be affected.

      This Promissory Note shall be governed by and construed in accordance with the laws of the State of New York (but not its conflicts of law provisions). The Company agrees to submit any dispute hereunder to the jurisdiction and venue of the state and federal courts located in Monroe County, New York and waives any objection it may have to the convenience of the forum. The Company agrees to pay all costs and expenses incurred by the holder hereof in enforcing this Promissory Note, including, without limitation, actual attorney's fees and disbursements. All notices hereunder shall be in writing and shall be deemed given three business day following deposit with an overnight courier service or ten days following deposit in the United States mail, certified and return receipt requested.

                                                    ULTRALIFE TAIWAN, INC.

                                                    By: /s/ J. F. Hsu
                                                        -----------------------
                                                    Name:  J. F. Hsu
                                                    Title: Chairman / President